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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Trustees and Investors of Oregon Municipals
Portfolio:

In planning and performing our audit of the financial statements of Oregon Municipals Portfolio (the "Portfolio") for the year ended August 31, 2004 (on which we have issued our report dated October 21, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Portfolio's internal control.

The management of the Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits
and  related  costs  of  controls.   Generally, controls
that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the
safeguarding   of   assets   against   unauthorized
acquisition, use, or disposition.

Because   of  inherent  limitations  in  any   internal
control,
misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Portfolio's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal
course of performing their assigned  functions.   However,
we noted no matters involving the Portfolio's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2004.

This report is intended solely for the information and use of management, the Trustees and Investors of
Oregon   Municipals Portfolio  and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


DELOITTE & TOUCHE LLP
Boston,
Massachus
etts
October
21, 2004